Exhibit 99.1

JONES ENERGY COMMENCES REGISTERED EXCHANGE OFFER

FOR 9.25% SENIOR NOTES DUE 2023

Austin, TX — January 13, 2016 — Jones Energy Holdings, LLC (“JEH”) and Jones Energy Finance Corp. (“JEFC” and, together with JEH, the “Issuers”), both subsidiaries of Jones Energy, Inc. (NYSE: JONE) (the “Company”), announced today an offer to exchange any and all of their $250,000,000 outstanding principal amount of 9.25% Senior Notes due 2023 for an equal amount of new 9.25% Senior Notes due 2023.

The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes. Outstanding notes that are not exchanged will continue to be subject to the existing restrictions on transfer.

The exchange offer will expire at 5:00 p.m., New York City time, on February 11, 2016, unless extended. Tenders of the outstanding notes must be made before the exchange offer expires and may be withdrawn at any time before the exchange offer expires.

The terms of the exchange offer are set forth in a prospectus dated January 13, 2016. Documents related to the offer, including the prospectus and the associated letter of transmittal, have been filed with the Securities Exchange Commission, and may be obtained from the exchange agent, Wells Fargo Bank, National Association, at the following addresses:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:

Wells Fargo Bank, N.A.	Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121	Northstar East Building - 12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

or by facsimile at (877) 407-4679

to confirm by telephone or for information at (800) 344-5128

This press release shall not constitute an offer to exchange nor a solicitation of an offer to exchange the outstanding notes. The exchange offer is being made only by the prospectus dated January 13, 2016, and only to such persons and in such jurisdictions as is permitted under applicable law.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company and the Issuers expect, believe or anticipate will or may occur in the future are forward-looking statements. The forward-looking statements in this release are based on certain assumptions made by the Company and the Issuers based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and the Issuers, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company and the Issuers undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Mark Brewer, 512-493-4833

Investor Relations Manager

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO